Exhibit 99.1

MBIA Inc. Reports Fourth Quarter and Full Year 2013 Financial Results

ARMONK, N.Y.--(BUSINESS WIRE)--March 3, 2014--MBIA Inc. (NYSE: MBI) (the Company) today reported an adjusted pre-tax loss (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $84 million for the fourth quarter of 2013 compared with adjusted pre-tax income of $110 million for the fourth quarter of 2012. MBIA Inc. recorded consolidated net income of $132 million, or $0.68 per diluted share, for the fourth quarter of 2013 compared with consolidated net income of $636 million, or $3.26 per diluted share, for the fourth quarter of 2012.

The Company’s consolidated adjusted pre-tax loss for the year ended December 31, 2013 was $452 million compared with an adjusted pre-tax loss of $708 million in 2012. The Company recorded consolidated net income of $250 million, or $1.29 per diluted common share for the year ended December 31, 2013, compared with consolidated net income of $1.2 billion, or $6.33 per diluted common share, for the same period of 2012. Adjusted Book Value (ABV) per share (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) was $27.78 as of December 31, 2013 compared with $30.68 as of December 31, 2012.

“During 2013, we made very substantial progress towards moving beyond the effects of the financial crisis,” said MBIA Inc. President and Chief Financial Officer Chuck Chaplin. “The primary litigation over the reorganization of our insurance businesses was finally and favorably resolved. The financial positions of MBIA Corp. and MBIA UK were significantly stabilized by the collection of over 90 percent of the “putback” recoverable on the year-end 2012 balance sheet and the commutation of $20 billion of potentially volatile liabilities. The intercompany loan between National and MBIA Corp. was repaid, clearing a major hurdle to the re-establishment of National’s position in the municipal bond insurance business. We now await actions by the rating agencies in recognition of these significant accomplishments. We expect that National will be the primary driver of shareholder value going forward.”

“Since the third quarter, we have seen a continued trend toward lower volatility,” Mr. Chaplin continued. “After the fourth quarter ended, we saw the commutation or termination of nearly $6 billion of exposure related to CMBS and corporate CDOs, including the previously announced commutation of $3 billion of potentially highly volatile CMBS transactions. Although we recorded approximately $162 million of economic losses on insured exposures in the quarter, including the cost of the commutation, we removed a substantial amount of risk and improved the stability of our structured finance book of business. National’s earnings were consistent with expectations after disappointing results in the second and third quarters. Across the entire organization, cost reductions associated with reduced litigation, debt and staffing levels favorably impacted results in the fourth quarter.”

Fourth Quarter 2013 Results

The decline in adjusted pre-tax income for the three months ended December 31, 2013 compared with the same period of 2012 was driven primarily by greater losses and loss adjustment expenses (LAE) on insured exposures, lower net gains on financial instruments at fair value and foreign exchange, and lower net premiums earned, partially offset by lower operating expenses. The lower net gains on financial instruments at fair value and foreign exchange were primarily the result of lower gains on sales of investments and unfavorable changes in the value of outstanding warrants, partially offset by lower foreign exchange losses and favorable changes in the value of interest rate swaps in the Asset Liability Management (ALM) asset portfolio. ABV and adjusted pre-tax income (loss) provide investors with alternative views of the Company’s operating results that management finds useful in measuring financial performance. Reconciliations of ABV to book value (BV) calculated in accordance with GAAP and adjusted pre-tax income (loss) to pre-tax income (loss) calculated in accordance with GAAP are attached.

The decline in reported consolidated net income was primarily due to a benefit to loss and loss adjustment expenses in the fourth quarter of 2012 that was not repeated in 2013, as well as lower unrealized gains on insured derivatives. Consolidated total revenues for the three months ended December 31, 2013 included $215 million of unrealized net gains on the fair value of insured derivatives compared with $397 million of unrealized net gains for the same period of 2012. The unrealized net gains on the fair value of insured derivatives in the fourth quarter of 2013 were principally the result of the effects of improvements in the value of underlying reference obligations. The unrealized net gains on insured credit derivatives in the fourth quarter of 2012 resulted from a less favorable market perception of MBIA Insurance Corporation's (MBIA Corp.) credit quality, shorter weighted average lives due to the passage of time, favorable movements in credit spreads and pricing on collateral within the transactions, partially offset by collateral erosion. The Company is required to adjust the values of its insured credit derivatives for the market's perception of its nonperformance risk. A decrease in the value of the insured credit derivative liability attributable to an increase in nonperformance risk is reflected as an unrealized gain, while an increase in the value of the insured credit derivative liability attributable to a decline in nonperformance risk is reflected as an unrealized loss in the income statement. Consolidated total expenses for the three months ended December 31, 2013 included $25 million of net insurance loss and loss adjustment expenses compared with a benefit of $280 million for the same period of 2012. The benefit to loss and loss adjustment expenses in the fourth quarter of 2012 was driven by increased expectations of recoveries related to ineligible mortgage loans in insured securitizations.

Full Year 2013 Results

The reduction in the adjusted pre-tax loss for the year ended December 31, 2013 was primarily due to a decrease in insurance losses and LAE, lower net investment losses related to other-than-temporary impairments and higher net gains on the extinguishment of debt, partially offset by lower premiums earned and lower net investment income.

Consolidated total revenues for the year ended December 31, 2013 included $232 million of net gains on insured derivatives compared with $1.5 billion of net gains for 2012. The net gains on insured derivatives in 2013 were principally the result of changes in the weighted average life on transactions, commuting derivative liabilities at prices below their fair values and favorable changes in spreads and pricing on collateral, partially offset by the effects of MBIA Corp.’s nonperformance risk on its derivative liabilities. The net gains on insured derivatives in 2012 were principally associated with the effects of MBIA Corp.’s nonperformance risk on its derivative liabilities, commuting derivative liabilities at prices below their fair values and favorable movements in spreads and pricing on collateral. Consolidated total expenses for the year ended December 31, 2013 included $117 million of net insurance loss and LAE compared with $50 million for 2012. The increase in net insurance loss and LAE in 2013 when compared with 2012 was principally related to increases in losses related to certain U.S. public finance transactions. In addition, consolidated total expenses for 2013 included expenses of approximately $97 million related to settlement, consulting and legal expenses associated with the resolution of litigation matters and settlements.

U.S. Public Finance Insurance Results

The Company’s U.S. public finance insurance business is primarily conducted through its National Public Finance Guarantee Corporation (National) subsidiary. The U.S. public finance insurance segment recorded $89 million of pre-tax income in the fourth quarter of 2013 compared with $202 million of pre-tax income in the fourth quarter of 2012. The decline in pre-tax income in the fourth quarter of 2013 compared with the same period of 2012 was driven by $74 million of net gains on asset sales in the fourth quarter of 2012 that did not recur in the fourth quarter of 2013, a decline in total premiums earned due to lower market refunding activity and portfolio amortization, and lower net investment income due to lower average yields on the investment portfolio following the repayment of the secured loan that National had extended to MBIA Corp.

National had qualified statutory capital of $3.3 billion and claims-paying resources totaling $5.3 billion as of December 31, 2013.

Structured Finance and International Insurance Results

The structured finance and international insurance business is primarily conducted through MBIA Corp. and its subsidiaries.

The structured finance and international insurance segment had pre-tax income of $224 million in the fourth quarter of 2013, compared with pre-tax income of $715 million in the fourth quarter of 2012. Pre-tax income in the fourth quarter of 2013 declined compared with the fourth quarter of 2012 primarily due to an increase in financial guarantee insurance losses and lower net gains on the fair value of insured derivatives. Financial guarantee losses and LAE totaled $25 million in the fourth quarter of 2013, compared with a net benefit of $286 million in the fourth quarter of 2012 that resulted from increased expectations of recoveries related to ineligible mortgage loans in insured securitizations.

The structured finance and international insurance segment had an adjusted pre-tax loss of $159 million for the fourth quarter of 2013 compared with an adjusted pre-tax loss of $13 million for the fourth quarter of 2012. The adjusted pre-tax loss increased principally due to greater losses on insured exposures and lower net gains on financial instruments at fair value and foreign exchange, partially offset by lower interest expense resulting from the repayment in full of the National Secured Loan in May of 2013.

The following is a summary of MBIA Corp.’s insured portfolio economic loss (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) activity in the fourth quarter:

4Q 2013 Economic Loss (Benefit) Activity

	Second-	First-
	Lien	Lien	ABS
($ in millions)	RMBS	RMBS	CDO	CMBS	Other	Total
Increase (Decrease) in Expected Payments	$28	$(68)	$56	$99	$(15)	$100
(Increase) Decrease in Expected Salvage	56	1	(8)	10	3	62
Total Economic Losses (Benefit)	$84	$(67)	$48	$109	$(12)	$162

Losses, credit impairments (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) and loss-related expenses on insured exposures totaled $162 million in the fourth quarter of 2013, compared with $38 million in the fourth quarter of 2012. Economic losses in the fourth quarter of 2013 were driven primarily by the cost of a commutation in excess of third quarter loss reserves and changes to interest rate assumptions used in estimating losses. The commutation removed $3 billion of CMBS exposure comprised of originally single-A rated collateral. MBIA Corp. has approximately $760 million of CMBS exposure remaining in which the reference obligations were originally rated triple-B, of which approximately $391 million is expected to generate losses in the next few years and for which MBIA Corp. has established statutory loss reserves. In addition, it has $3.3 billion of insured exposure where the underlying reference obligations are originally triple-A rated CMBS.

As of December 31, 2013, MBIA Corp.’s statutory balance sheet reflected $883 million in cash and invested assets. Cash, short-term investments and other highly liquid investments available to meet liquidity demands, excluding amounts held by subsidiaries, totaled $827 million. The Company believes MBIA Corp.’s current liquidity position, together with future cash inflows, is adequate to make expected future claim payments.

MBIA Corp. had qualified statutory capital of $825 million and claims-paying resources totaling $3.5 billion as of December 31, 2013.

Advisory Services

The Company’s Advisory Services business is primarily conducted in its Cutwater Asset Management subsidiary. The Advisory Services segment recorded a pre-tax loss of $2 million in the fourth quarter of 2013 compared with pre-tax income of $1 million in the fourth quarter of 2012. The pre-tax loss in the fourth quarter of 2013 was driven primarily by lower fees due to declines in assets under management.

MBIA Inc. Holding Company

MBIA Inc. contains the Corporate segment and Wind-down Operations. General corporate activities are conducted through the Corporate segment. The Company’s corporate operations primarily consist of holding company activities, including its shared services company. The Company’s Wind-down Operations comprise its ALM and Conduit segments, both of which are in run-off.

The Corporate segment recorded a pre-tax loss of $31 million in the fourth quarter of 2013 compared with a pre-tax loss of $13 million in the fourth quarter of 2012. The increase in the Corporate segment's pre-tax loss was primarily driven by a reduction in fees from affiliates, partially offset by lower compensation and consulting expenses. The fees for affiliate services may vary significantly from period to period.

The Company’s Wind-down Operations recorded pre-tax income of $13 million in the fourth quarter of 2013 compared with a pre-tax loss of $51 million in the fourth quarter of 2012. The favorable change in pre-tax income in the fourth quarter of 2013 compared with the fourth quarter of 2012 was driven by lower operating expenses of consolidated variable interest entities (VIEs), net gains on financial instruments at fair value and foreign exchange compared with net losses in the fourth quarter of 2012, and greater net gains on the extinguishment of debt in 2013. The lower operating expenses of consolidated VIEs resulted from lower fees paid to the Corporate segment. The net gains on financial instruments at fair value and foreign exchange resulted from foreign exchange gains in the fourth quarter of 2013 compared with losses in the comparable period of 2012, and greater gains on interest rate swaps in the ALM asset portfolio in the fourth quarter of 2013 compared with the fourth quarter of 2012.

As of December 31, 2013, MBIA Inc. had liquidity of $359 million comprising cash and liquid assets of $307 million held in the Corporate segment available for general corporate liquidity purposes and $52 million not pledged directly as collateral held in the asset/liability products segment. MBIA Inc. seeks to maintain sufficient liquidity and capital resources to meet its general corporate needs as well as the needs of the asset/liability products operations. These amounts exclude the amounts held in escrow under its tax sharing agreement, $160 million of which was released to MBIA Inc. in January 2014. The Company’s consolidated net operating loss (NOL) carryforward as of December 31, 2013 was $2.7 billion. The Company expects to fully utilize the NOL carryforward prior to its expiration.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Tuesday, March 4, 2014 at 8:00 AM (EST) to discuss its fourth quarter and full year 2013 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 75954370. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the call will be available approximately two hours after the completion of the call on March 4 until 11:59 p.m. on March 18 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The replay call code is also 75954370. In addition, a recording of the call will be available on the Company's website approximately two hours after the completion of the call.

Forward-Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other risks and uncertainties, the possibility that the Company will experience increased credit losses or impairments on public finance obligations we insure issued by state, local and territorial governments and finance authorities that are experiencing unprecedented fiscal stress, the possibility that MBIA Corp. will have inadequate liquidity to pay expected claims as a result of increased losses on certain structured finance transactions, in particular residential mortgage-backed securities transactions that include a substantial number of ineligible mortgage loans, or a delay or failure in collecting expected recoveries, the possibility that loss reserve estimates are not adequate to cover potential claims, a disruption in the cash flow from our subsidiaries or an inability to access capital and our exposure to significant fluctuations in liquidity and asset values within the global credit markets as a result of collateral posting requirements, our ability to fully implement our strategic plan, including our ability to achieve high stable ratings for National and generate investor demand for our financial guarantees, deterioration in the economic environment and financial markets in the United States or abroad, and adverse developments in European sovereign credit performance, real estate market performance, credit spreads, interest rates and foreign currency levels, the effects of governmental regulation, including insurance laws, securities laws, tax laws, legal precedents and accounting rules; and uncertainties that have not been identified at this time. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K, which may be updated or amended in the Company’s subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Armonk, New York is a holding company whose subsidiaries provide financial guarantee insurance, as well as related reinsurance, advisory and portfolio services, for the public and structured finance markets, and asset management advisory services. Please visit MBIA's website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why the Company believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value: Adjusted Book Value (ABV), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP book value. The Company uses ABV as a measure of fundamental value and considers the change in ABV an important measure of periodic financial performance. ABV adjusts GAAP book value to remove the impact of certain items which the Company believes will reverse over time, as well as to add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important to fundamental value and performance and which the likelihood and amount can be reasonably estimated. ABV assumes no new business activity. The Company has presented ABV to allow investors and analysts to evaluate the Company using the same measure that MBIA’s management regularly uses to measure financial performance. ABV is not a substitute for and should not be viewed in isolation from GAAP book value.

ABV is calculated on a consolidated basis and a segment basis. ABV by segment provides information about each segment’s contribution to consolidated ABV and is calculated using the same formula. ABV per share represents that amount of ABV allocated to each common share outstanding at the measurement date.

Adjusted Pre-tax Income (Loss): Adjusted pre-tax income (loss), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP pre-tax income (loss). The Company uses adjusted pre-tax income (loss) as a measure of fundamental periodic financial performance. Adjusted pre-tax income (loss) adjusts GAAP pre-tax income (loss) to remove the effects of consolidating insured VIEs and gains and losses related to fair valuing insured credit derivatives, which the Company believes will reverse over time, and adds in changes in the present value of insurance claims the Company expects to pay on insured credit derivatives based on its ongoing insurance loss monitoring and loss adjustment expenses. Adjusted pre-tax income (loss) is not a substitute for and should not be viewed in isolation from GAAP pre-tax income (loss) and the Company’s definition of adjusted pre-tax income (loss) may differ from that used by other companies.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Credit Impairments on Insured Derivatives: Credit impairments on insured derivatives represent actual net payments for the period plus the present value of the Company’s estimate of expected future net claim payments for such transactions, using a discount rate required by statutory accounting principles, plus loss adjustment expenses. Since the Company’s insured credit derivatives have similar terms, conditions, risks, and economic profiles to its financial guarantee insurance policies, the Company evaluates them for impairment periodically in the same way that it estimates loss and loss adjustment expenses for its financial guarantee insurance policies. Credit impairments on insured derivatives are equal to the Company’s statutory losses and loss adjustment expenses for such contracts.

Credit impairments on insured derivatives may differ from the fair values recorded in the Company’s financial statements. The Company expects that the majority of its exposure written in derivative form will not be settled at fair value. The fair value of an insured derivative contract will be influenced by a variety of market and transaction-specific factors that may be unrelated to potential future claim payments. In the absence of credit impairments or the termination of derivatives at losses, the cumulative unrealized losses recorded from fair valuing insured derivatives should reverse before or at the maturity of the contracts. Contracts also may be settled prior to maturity at amounts that may be more or less than their recorded fair values. Those settlements can result in realized gains or losses, and the reversal of unrealized losses. For these reasons, the Company believes its disclosure of credit impairments on insured derivatives provides additional meaningful information to investors about potential realized losses on these contracts.

Economic Losses: Economic losses for a reporting period represent the change in the discounted values of net payments without regard to the manner in which they are presented in the Company’s financial statements. Economic losses are calculated in accordance with GAAP, with the exception of those related to insured credit derivative impairments. The amounts reported for insured credit derivative impairments are calculated in accordance with U.S. STAT because GAAP does not contain a comparable measurement basis for these contracts. Losses and recoverables on VIEs that are eliminated in consolidation are included because the consolidation of these VIEs does not impact whether or not the Company will be required to make payments under insurance contracts. As a result of the different accounting bases of amounts, the total economic losses represent a non-GAAP measure.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions except share and per share amounts)

	December 31, 2013	December 31, 2012
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $5,064 and $4,347)	$4,987	$4,485
Fixed-maturity securities at fair value	204	244
Investments pledged as collateral, at fair value (amortized cost $483 and $489)	424	443
Short-term investments held as available-for-sale, at fair value (amortized cost $1,203 and $662)	1,204	669
Other investments (includes investments at fair value of $11 and $12)	16	21
Total investments	6,835	5,862

Cash and cash equivalents	1,161	814
Premiums receivable	1,051	1,228
Deferred acquisition costs	260	302
Insurance loss recoverable	694	3,648
Property and equipment, at cost (less accumulated depreciation of $88 and $146)	8	69
Assets held for sale	29	-
Deferred income taxes, net	1,109	1,199
Other assets	214	268
Assets of consolidated variable interest entities:
Cash	97	176
Investments held-to-maturity, at amortized cost (fair value $2,651 and $2,674)	2,801	2,829
Investments held as available-for-sale, at fair value (amortized cost $136 and $637)	136	625
Fixed-maturity securities at fair value	587	1,735
Loans receivable at fair value	1,612	1,881
Loan repurchase commitments	359	1,086
Other assets	-	2
Total assets	$16,953	$21,724

Liabilities and Equity
Liabilities:
Unearned premium revenue	$2,441	$2,938
Loss and loss adjustment expense reserves	641	853
Investment agreements	700	944
Medium-term notes (includes financial instruments carried at fair value of $203 and $165)	1,427	1,598
Long-term debt	1,702	1,732
Derivative liabilities	1,152	2,934
Other liabilities	294	245
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value of $2,356 and $3,659)	5,286	7,124
Derivative liabilities	11	162
Total liabilities	13,654	18,530

Equity:
Preferred stock, par value $1 per share; authorized shares--10,000,000; issued and outstanding--none	-	-
Common stock, par value $1 per share; authorized shares--400,000,000; issued shares--277,812,430 and 277,405,039	278	277
Additional paid-in capital	3,115	3,076
Retained earnings	2,289	2,039
Accumulated other comprehensive income (loss), net of deferred tax of $54 and $21	(86)	56
Treasury stock, at cost--85,562,546 and 81,733,530 shares	(2,318)	(2,275)
Total shareholders' equity of MBIA Inc.	3,278	3,173
Preferred stock of subsidiary and noncontrolling interest	21	21
Total equity	3,299	3,194
Total liabilities and equity	$16,953	$21,724

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS
(In millions)

		Structured
	U.S. Public	Finance and
	Finance	International	Advisory
Three Months Ended December 31, 2013	Insurance	Insurance	Services		Wind-down
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated

Revenues:
Premiums earned:
Scheduled premiums earned	$40	$32	$-	$-	$-	$72	$(4)	$68
Refunding premiums earned	46	-	-	-	-	46	(5)	41
Total premiums earned	86	32	-	-	-	118	(9)	109
Net investment income	32	4	-	5	6	47	1	48
Fees and reimbursements	2	20	9	16	-	47	(43)	4
Change in fair value of insured derivatives:
Realized gains (losses) and other
settlements on insured derivatives	3	-	-	-	-	3	-	3
Unrealized gains (losses) on
insured derivatives	-	215	-	-	-	215	-	215
Net change in fair value of
insured derivatives	3	215	-	-	-	218	-	218
Net gains (losses) on financial instruments
at fair value and foreign exchange	(1)	(3)	1	(7)	15	5	2	7
Net gains (losses) on extinguishment
of debt	-	-	-	-	12	12	(1)	11
Revenues of consolidated VIEs:
Net investment income	-	13	-	-	-	13	-	13
Net gains (losses) on financial instruments
at fair value and foreign exchange	-	46	-	-	-	46	1	47
Net gains (losses) on extinguishment of debt	-	-	-	-	1	1	-	1
Total revenues	122	327	10	14	34	507	(49)	458

Expenses:
Losses and loss adjustment	-	25	-	-	-	25	-	25
Amortization of deferred acquisition costs	19	20	-	-	-	39	(29)	10
Operating	14	15	12	33	2	76	(18)	58
Interest	-	31	-	12	17	60	(3)	57
Expenses of consolidated VIEs:
Operating	-	2	-	-	1	3	-	3
Interest	-	10	-	-	1	11	-	11
Total expenses	33	103	12	45	21	214	(50)	164

Pre-tax income (loss)	$89	$224	$(2)	$(31)	$13	$293	$1	294

Provision (benefit) for income taxes								162

Net income (loss)								$132

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS
(In millions)

		Structured
	U.S. Public	Finance and
	Finance	International	Advisory
Three Months Ended December 31, 2012	Insurance	Insurance	Services		Wind-down
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated

Revenues:
Premiums earned:
Scheduled premiums earned	$53	$36	$-	$-	$-	$89	$(8)	$81
Refunding premiums earned	69	-	-	-	-	69	(9)	60
Total premiums earned	122	36	-	-	-	158	(17)	141
Net investment income	51	7	-	3	6	67	(25)	42
Fees and reimbursements	1	37	13	44	-	95	(81)	14
Change in fair value of insured derivatives:
Realized gains (losses) and other
settlements on insured derivatives	1	13	-	-	-	14	-	14
Unrealized gains (losses) on
insured derivatives	-	397	-	-	-	397	-	397
Net change in fair value of
insured derivatives	1	410	-	-	-	411	-	411
Net gains (losses) on financial instruments
at fair value and foreign exchange	78	20	(1)	(1)	(7)	89	(16)	73
Net gains (losses) on extinguishment
of debt	-	-	-	(1)	1	-	-	-
Revenues of consolidated VIEs:
Net investment income	-	13	-	-	3	16	-	16
Net gains (losses) on financial instruments
at fair value and foreign exchange	-	33	-	-	-	33	2	35
Total revenues	253	556	12	45	3	869	(137)	732

Expenses:
Losses and loss adjustment	6	(286)	-	-	-	(280)	-	(280)
Amortization of deferred acquisition costs	28	31	-	-	-	59	(45)	14
Operating	17	20	11	44	3	95	(21)	74
Interest	-	62	-	14	23	99	(29)	70
Expenses of consolidated VIEs:
Operating	-	4	-	-	26	30	(27)	3
Interest	-	10	-	-	2	12	-	12
Total expenses	51	(159)	11	58	54	15	(122)	(107)

Pre-tax income (loss)	$202	$715	$1	$(13)	$(51)	$854	$(15)	839

Provision (benefit) for income taxes								203

Net income (loss)								$636

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS
(In millions)

		Structured
	U.S. Public	Finance and
	Finance	International	Advisory
Year Ended December 31, 2013	Insurance	Insurance	Services		Wind-down
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated

Revenues:
Premiums earned:
Scheduled premiums earned	$197	$143	$-	$-	$-	$340	$(36)	$304
Refunding premiums earned	169	-	-	-	-	169	(16)	153
Total premiums earned	366	143	-	-	-	509	(52)	457
Net investment income	142	16	-	20	24	202	(36)	166
Fees and reimbursements	7	85	42	92	-	226	(205)	21
Change in fair value of insured derivatives:
Realized gains (losses) and other
settlements on insured derivatives	3	(1,548)	-	-	-	(1,545)	-	(1,545)
Unrealized gains (losses) on
insured derivatives	-	1,777	-	-	-	1,777	-	1,777
Net change in fair value of
insured derivatives	3	229	-	-	-	232	-	232
Net gains (losses) on financial instruments
at fair value and foreign exchange	29	28	1	12	(23)	47	22	69
Net gains (losses) on extinguishment
of debt	-	-	-	-	22	22	38	60
Other net realized gains (losses)	(29)	-	-	-	-	(29)	-	(29)
Revenues of consolidated VIEs:
Net investment income	-	51	-	-	3	54	2	56
Net gains (losses) on financial instruments
at fair value and foreign exchange	-	165	-	-	4	169	6	175
Net gains (losses) on extinguishment of debt	-	-	-	-	1	1	-	1
Other net realized gains (losses)	-	1	-	(10)	-	(9)	10	1
Total revenues	518	718	43	114	31	1,424	(215)	1,209

Expenses:
Losses and loss adjustment	105	12	-	-	-	117	-	117
Amortization of deferred acquisition costs	78	96	-	-	-	174	(128)	46
Operating	84	98	60	166	8	416	(78)	338
Interest	-	160	-	48	77	285	(49)	236
Expenses of consolidated VIEs:
Operating	-	12	-	-	27	39	(28)	11
Interest	-	40	-	-	5	45	-	45
Total expenses	267	418	60	214	117	1,076	(283)	793

Pre-tax income (loss)	$251	$300	$(17)	$(100)	$(86)	$348	$68	416

Provision (benefit) for income taxes								166

Net income (loss)								$250

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS
(In millions)

		Structured
	U.S. Public	Finance and
	Finance	International	Advisory
Year Ended December 31, 2012	Insurance	Insurance	Services		Wind-down
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated

Revenues:
Premiums earned:
Scheduled premiums earned	$221	$179	$-	$-	$-	$400	$(28)	$372
Refunding premiums earned	271	-	-	-	-	271	(38)	233
Total premiums earned	492	179	-	-	-	671	(66)	605
Net investment income	218	28	-	14	43	303	(89)	214
Fees and reimbursements	6	146	55	177	-	384	(323)	61
Change in fair value of insured derivatives:
Realized gains (losses) and other
settlements on insured derivatives	1	(407)	-	-	-	(406)	-	(406)
Unrealized gains (losses) on
insured derivatives	-	1,870	-	-	-	1,870	-	1,870
Net change in fair value of
insured derivatives	1	1,463	-	-	-	1,464	-	1,464
Net gains (losses) on financial instruments
at fair value and foreign exchange	121	38	(1)	18	(177)	(1)	56	55
Investment losses related to other-than-
temporary impairments:
Investment losses related to other-than-
temporary impairments	-	(6)	-	-	(52)	(58)	-	(58)
Other-than-temporary impairments
recognized in accumulated
other comprehensive income (loss)	-	(39)	-	(4)	(4)	(47)	-	(47)
Net investment losses related to
other-than-temporary impairments	-	(45)	-	(4)	(56)	(105)	-	(105)
Net gains (losses) on extinguishment
of debt	-	-	-	(2)	2	-	-	-
Other net realized gains (losses)	-	1	-	5	1	7	-	7
Revenues of consolidated VIEs:
Net investment income	-	53	-	-	11	64	3	67
Net gains (losses) on financial instruments
at fair value and foreign exchange	-	8	-	-	-	8	10	18
Net gains (losses) on extinguishment
of debt	-	-	-	-	49	49	-	49
Total revenues	838	1,871	54	208	(127)	2,844	(409)	2,435

Expenses:
Losses and loss adjustment	21	29	-	-	-	50	-	50
Amortization of deferred acquisition costs	103	112	-	-	-	215	(165)	50
Operating	145	135	59	123	16	478	(97)	381
Interest	-	237	-	57	102	396	(112)	284
Expenses of consolidated VIEs:
Operating	-	20	-	-	98	118	(101)	17
Interest	-	42	-	-	13	55	-	55
Total expenses	269	575	59	180	229	1,312	(475)	837

Pre-tax income (loss)	$569	$1,296	$(5)	$28	$(356)	$1,532	$66	1,598

Provision (benefit) for income taxes								364

Net income (loss)								$1,234

MBIA INC. AND SUBSIDIARIES
ADJUSTED PRE-TAX INCOME (LOSS) RECONCILIATION(1)
(In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
Adjusted pre-tax income (loss)	$(84)	$110	$(452)	$(708)
Additions to adjusted pre-tax income (loss):
Impact of consolidating certain VIEs	54	17	73	79
Mark-to-market gains (losses) on insured credit derivatives	215	397	1,777	1,870
Subtractions from adjusted pre-tax income (loss):
Impairments on insured credit derivatives	(109)	(315)	982	(357)
Pre-tax income (loss)	$294	$839	$416	$1,598

STRUCTURED FINANCE & INTERNATIONAL INSURANCE (MBIA CORP.)
ADJUSTED PRE-TAX INCOME (LOSS) RECONCILIATION(1)
(In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
Adjusted pre-tax income (loss)	$(159)	$(13)	$(516)	$(983)
Additions to adjusted pre-tax income (loss):
Impact of consolidating certain VIEs	59	16	21	52
Mark-to-market gains (losses) on insured credit derivatives	215	397	1,777	1,870
Subtractions from adjusted pre-tax income (loss):
Impairments on insured credit derivatives	(109)	(315)	982	(357)
Pre-tax income (loss)	$224	$715	$300	$1,296

(1) A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share:
	As of December 31, 2013

		Structured
	U.S. Public	Finance and
	Finance	International	Advisory
	Insurance	Insurance	Services		Wind-down
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Consolidated
Book Value per Share	$19.83	$3.48	$0.12	$(2.89)	$(3.49)	$17.05

Adjustments for items included in book value per share (after-tax):

Cumulative net loss from consolidating certain VIEs (1)	-	0.38	-	-	-	0.38

Cumulative unrealized loss on insured credit derivatives	-	3.87	-	-	-	3.87

Net unrealized (gains) losses included in other comprehensive income	0.34	(0.06)	-	0.08	0.01	0.37

Adjustments for items not included in book value per share (after-tax):

Net unearned premium revenue (2)(3)	4.15	3.55	-	-	-	7.70

Cumulative impairments on insured credit derivatives (2)	-	(1.59)	-	-	-	(1.59)

Adjusted Book Value per Share (4)	$24.32	$9.63	$0.12	$(2.81)	$(3.48)	$27.78

	As of December 31, 2012

		Structured
	U.S. Public	Finance and
	Finance	International	Advisory
	Insurance	Insurance	Services		Wind-down
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Consolidated
Reported Book Value per Share	$20.33	$2.39	$0.12	$(3.10)	$(3.52)	$16.22

Adjustments for items included in book value per share (after-tax):

Cumulative net loss from consolidating certain VIEs (1)	-	0.59	-	-	-	0.59

Cumulative unrealized loss on insured credit derivatives	-	9.70	-	-	-	9.70

Net unrealized (gains) losses included in other comprehensive income	(0.35)	(0.39)	-	0.18	0.09	(0.47)

Adjustments for items not included in book value per share (after-tax):

Net unearned premium revenue (2)(3)	5.07	4.42	-	-	-	9.49

Cumulative impairments on insured credit derivatives (2)	-	(4.85)	-	-	-	(4.85)

Adjusted Book Value per Share (4)	$25.05	$11.86	$0.12	$(2.92)	$(3.43)	$30.68

(1)	Represents the impact on consolidated total equity of VIEs that are not considered a business enterprise of the Company.
(2)	The discount rate on financial guarantee installment premiums was the risk-free rate as defined by the accounting principles for financial guarantee insurance contracts and the discount rate on insured derivative installment revenue and impairments was 5.0%.
(3)	The amounts consist of installment and upfront financial guarantee premiums, insured derivative revenue and deferred commitment/structuring fees, net of deferred acquisition costs.
(4)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

Net Income (Loss) per Common Share:
		Three Months Ended		Years Ended
		December 31,		December 31,
		2013	2012	2013	2012
	Basic	$0.69	$3.27	$1.30	$6.36
	Diluted	$0.68	$3.26	$1.29	$6.33

Weighted Average Number of Common Shares Outstanding:

	Basic	188,938,224	188,877,935	189,071,011	188,834,626
	Diluted	190,204,972	189,895,866	190,312,913	189,897,021

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(Dollars in millions)

National Public Finance Guarantee Corporation

	December 31, 2013	December 31, 2012
Policyholders’ surplus	$2,086	$1,999
Contingency reserves	1,172	1,249
Statutory capital	3,258	3,248

Unearned premium reserve	1,678	2,041
Present value of installment premiums (1)	226	217
Premium resources (2)	1,904	2,258

Net loss and loss adjustment expense reserves (1)	(87)	(109)
Salvage reserves	177	262
Gross loss and loss adjustment expense reserves	90	153
Total claims-paying resources	$5,252	$5,659

Net debt service outstanding	$435,194	$519,458

Capital ratio (3)	134:1	160:1

Claims-paying ratio (4)	95:1	107:1

MBIA Insurance Corporation (5)
	December 31, 2013	December 31, 2012
Policyholders’ surplus	$403	$965
Contingency reserves	422	493
Statutory capital	825	1,458

Unearned premium reserve	535	600
Present value of installment premiums (6)	850	1,035
Premium resources (2)	1,385	1,635

Net loss and loss adjustment expense reserves (6)	103	(2,448)
Salvage reserves	1,148	4,628
Gross loss and loss adjustment expense reserves	1,251	2,180
Total claims-paying resources	$3,461	$5,273

Net debt service outstanding	$106,385	$145,763

Capital ratio (3)	129:1	100:1

Claims-paying ratio (4)	36:1	31:1
(1)	At December 31, 2013 and December 31, 2012 the discount rate was 3.14% and 4.54%, respectively.
(2)	The amounts consist of financial guarantee premiums and insured derivative premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)	Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.
(5)	The table reflects MBIA Insurance Corporation including its subsidiary MBIA UK limited.
(6)	At December 31, 2013 and December 31, 2012 the discount rate was 5.09% and 5.72%, respectively.

CONTACT:
MBIA Inc.
Media:
Kevin Brown, +1-914-765-3648
or
Investor Relations:
Greg Diamond, +1-914-765-3190